As filed with the Securities and Exchange Commission on June 7, 2021

Registration Statement No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Atlas Technical Consultants, Inc.
(Exact name of registrant as specified in its charter)

Delaware	83-0808563
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13215 Bee Cave Parkway Building B, Suite 230
Austin, Texas 78738
(512) 851-1501
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laura Strunk
Chief Legal Officer
13215 Bee Cave Parkway Building B, Suite 230
Austin, Texas 78738
(512) 851-1501
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:
Douglas C. Lionberger

James R. Brown
Winston & Strawn LLP
800 Capitol St., Suite 2400
Houston, TX 77002-2925
Tel: (713) 651-2600

Fax: (713) 651-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering
Class A common stock, par value $0.0001 per share
Preferred Stock
Debt Securities
Total Primary Offering		(2)		(2)	$250,000,000.00	(2)	$27,275.00	(2)(3)
Secondary Offering
Class A common stock, par value $0.0001 per share	29,678,938	(4)	$10.47	(5)	$310,738,480.86		$33,901.57	(6)
Total					$560,738,480.86		$61,176.57

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) and preferred stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	There is being registered hereunder an indeterminate number of the securities which shall have an aggregate initial offering price not to exceed $250,000,000.00. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act.

(4)	Includes 4,234,323 shares of Class A common stock issuable upon exchange of units in Atlas TC Holdings LLC, together with an equal number of shares of our Class B common stock, par value $0.0001 per share.

(5)	Pursuant to Rule 457(c) under the Securities Act, the offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A common stock on June 3, 2021, as reported on The Nasdaq Stock Market.

(6)	Calculated in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 7, 2021
PRELIMINARY PROSPECTUS

Atlas Technical Consultants, Inc.
Class A Common Stock
Preferred Stock

Debt Securities

29,678,938 Shares of Class A Common Stock

Atlas Technical Consultants, Inc. (formerly known as “Boxwood Merger Corp.”) (the “Company,” “Atlas,” “we,” “our” or “us”) may, from time to time, in one or more offerings, offer and sell (i) shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) preferred stock and (iii) debt securities, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. The aggregate initial offering price of all securities sold under this prospectus will not exceed $250,000,000.

In addition, the selling security holders named in this prospectus or their permitted transferees may offer and sell up to 29,678,938 shares of our Class A common stock, 4,234,323 of which represent shares of Class A common stock that may be issued from time to time, pursuant to the amended and restated limited liability company agreement of Atlas TC Holdings LLC, a wholly owned subsidiary of the Company (“Holdings”), dated February 14, 2020 (the “LLC Agreement”), to certain members of Holdings, that own units in Holdings (“Holdings Units”), upon exchange of such members’ Holdings Units, together with an equal number of shares of our Class B common stock, par value $0.0001 per share (“Class B common stock”), which were issued to Atlas Technical Consultants Holdings LP, a Delaware limited partnership (the “Seller”) in connection with, and as part of the consideration for, our business combination with Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), which we consummated on February 14, 2020 (the “Business Combination”).

The selling security holders may offer, sell or distribute the securities included in this prospectus publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of Class A common stock owned by the selling security holders. We will bear all costs, expenses and fees in connection with the registration of these shares of Class A common stock, including with regard to compliance with state securities or “blue sky” laws. The selling security holders will bear all commissions and discounts, if any, attributable to their sale of the shares of Class A common stock.

The securities offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” This prospectus provides you with a general description of these securities and the general manner in which we or the selling security holders will offer the securities. When securities are offered, we or the selling security holders, as applicable, may provide a prospectus supplement, to the extent appropriate, that will contain specific information about the terms of that offering and the terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

We may sell these securities directly or through agents, underwriters or dealers, in a rights offering or through a combination of these methods. The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. We provide more information about how we and the selling security holders may sell the securities in the section entitled “Plan of Distribution” beginning on page 12. The prospectus supplement will also show you the net proceeds that we expect to receive from selling the securities being offered. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

Our Class A common stock is traded on The NASDAQ Stock Market (“NASDAQ”) under the symbol “ATCX”.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus and in the applicable prospectus supplement, and “Risk Factors” in the documents incorporated by reference herein before you make an investment in our securities.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the selling security holders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Atlas Technical Consultants, Inc. and our securities. We may use the shelf registration statement to sell any combination of the securities described in this prospectus in one or more offerings, and the selling security holders may use the shelf registration statement to sell up to an aggregate of 29,678,938 shares of Class A common stock from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling security holders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus. We and the selling security holders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. Neither we nor the selling security holders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. No offer of these securities will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this prospectus in relation to Atlas has been provided by Atlas and its management team, and forward-looking statements include statements relating to Atlas’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions and estimates, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this report. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions or estimates that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

●	the effect, impact, potential duration or other implications of the novel coronavirus 2019 (“COVID-19”) pandemic and any expectations we may have with respect thereto;

●	the adequacy of our efforts to mitigate cybersecurity risks and threats, especially with employees working remotely due to the COVID-19 pandemic;

●	our ability to raise financing in the future;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business, as a result of which they would then receive expense reimbursements;

●	our public securities’ potential liquidity and trading;

●	changes adversely affecting the business in which we are engaged;

●	the risks associated with cyclical demand for our services and vulnerability to industry downturns and regional and national downturns;

●	fluctuations in our revenue and operating results;

●	unfavorable conditions or further disruptions in the capital and credit markets;

●	our ability to generate cash, service indebtedness and incur additional indebtedness;

●	competition from existing and new competitors;

●	our ability to integrate any businesses we acquire and achieve projected synergies;

●	our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures;

●	risks related to legal proceedings or claims, including liability claims;

●	our dependence on third-party contractors to provide various services;

●	our ability to obtain additional capital on commercially reasonable terms to fund acquisitions, expansions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

●	safety and environmental requirements and governmental regulations that may subject us to unanticipated costs and/or liabilities;

●	general economic conditions and demand for our services; and

●	our ability to fulfill our public company obligations.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

For additional information regarding known material factors that could affect our operating results and performance, please read the section entitled “Risk Factors” in this prospectus and in any applicable prospectus supplement, as well as all risk factors described in the documents incorporated by reference herein. Should one or more of the risks or uncertainties described in this prospectus made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

INFORMATION ABOUT THE COMPANY

Our Company

Headquartered in Austin, Texas, we are a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education, industrial, healthcare and power markets. With approximately 140 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets.

We act as a trusted advisor to our clients, helping our clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing the existing structures as well as helping to build new structures. However, we do not perform any construction, and do not take any direct construction risk.

We provide a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ended December 31, 2020, we:

●	performed approximately 40,000 projects, with average revenue per project of less than $10,000; and

●	delivered approximately 90% of our projects under “time & materials” and “cost-plus” contracts.

We have long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of our revenues are derived from projects that have used our services at least twice in the past three years and more than 95% of our revenues are generated from client relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas and Georgia Departments of Transportation, U.S. Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., Speedway, Walmart, Inc., and Apple Inc.

Our broad base of customers spans a diverse set of end markets including the transportation, commercial, water, government, education, industrial, healthcare and power sectors. Our customers include government agencies, quasi-public entities, schools, hospitals, utilities and airports, as well as private sector clients across many industries.

Our services require a high degree of technical expertise, as our clients rely on us to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, our services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of December 31, 2020, our technical staff represented approximately 80% of our approximately 3,200 employees. Our services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when our services are performed. As such, we have a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog.

Atlas Business Combination

We were originally formed on June 28, 2017 as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On February 14, 2020, we consummated the acquisition of the equity interests in certain of the subsidiaries of Seller (the “Atlas Business Combination”) pursuant to that certain unit purchase agreement entered into by and between Atlas TC Buyer LLC (“Buyer”), Seller and the other parties listed thereto on August 12, 2019, as amended on January 22, 2020 (the “Purchase Agreement”).

Following the consummation of the Atlas Business Combination, we changed our name from “Boxwood Merger Corp.” to “Atlas Technical Consultants, Inc.” and continued the listing of our Class A common stock under the symbol “ATCX”. Prior to the consummation of the Business Combination, our Class A common stock was listed on the NASDAQ under the symbol “BWMC.”

In November 2018, the Company consummated its initial public offering of units, each consisting of one share of Class A common stock and one warrant (“Public Warrant”). At the commencement of the Atlas Business Combination, there were 20,000,000 Public Warrants outstanding. Each Public Warrant entitled the holder to purchase one share of Class A common stock at a price of $11.50 per share. The Public Warrants were set to expire five years after the closing of the Atlas Business Combination or earlier upon redemption or liquidation.

In October 2020, the Company offered each holder of its outstanding warrants, including the Public Warrants and the Private Placement Warrants (as defined below), the opportunity to exchange their warrants for shares of the Company’s Class A common stock, par value $0.0001 per share. Each holder was set to receive 0.1665 or 0.185 shares of Class A common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the terms of the offer. The redemption rate was dependent upon whether the warrant holder tendered their warrants prior to the offer deadline. Warrant holders who tendered their warrants for exchange prior to the expiration of the tender offer period received the 0.185 conversion rate, and any warrant holders who did not tender their warrants by the appropriate deadline received the 0.1665 conversion rate. The Company concluded the offer in November 2020 and all warrants were converted to Class A common stock by December 31, 2020.

Upon closing of the Boxwood initial public offering, Boxwood Sponsor LLC (the “Sponsor”) purchased an aggregate of 3,750,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). Each Private Placement Warrant was exercisable for one share of Class A common stock at a price of $11.50. The Private Placement Warrants were identical to the Public Warrants discussed above, except (i) they would not be redeemable by the Company so long as they were held by the Sponsor and (ii) they were exercisable by the holders on a cashless basis.

In connection with the October 2020 offer to the warrant holders to exchange their warrants for the Company’s Class A common stock, the Sponsor opted to fully exchange their Private Placement Warrants for Class A common stock. As of December 31, 2020, there were no remaining Private Placement Warrants issued or outstanding.

Company Information

Our principal executive offices are located at 13215 Bee Cave Parkway Building B, Suite 230 Austin, Texas 78738 and our telephone number is (512) 851-1501. Our website is www.oneatlas.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities, you should carefully consider those risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment in the offered securities.

USE OF PROCEEDS

The actual application of proceeds to us from the sale of any particular offering of securities using this prospectus will be determined at the time of the offering and will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds.

We will not receive any proceeds from the sale of the shares of Class A common stock to be offered by the selling security holders pursuant to this prospectus.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, up to 29,678,938 shares of Class A common stock, which includes up to 4,234,323 shares of Class A common stock that may be issued from time to time to certain members of Atlas Holdings, that own units in Holdings Units, upon exchange of such members’ Holdings Units, together with an equal number of shares of our Class B common stock. The term “selling security holders” includes the stockholders listed in the table below and their permitted transferees.

The following table provides, as of June 3, 2021, information regarding the beneficial ownership of and Class A common stock held by each of the selling security holders, the number of shares of Class A common stock that may be sold by each selling security holder under this prospectus and that each selling security holder will beneficially own after this offering.

Because each selling security holder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling security holder upon termination of this offering. Please read “Plan of Distribution.” For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling security holders and further assumed that the selling security holders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

No offer or sale under this prospectus may be made by a selling security holder unless that selling security holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling security holders.

We may amend or supplement this prospectus from time to time in the future to update or change this selling security holders list and the securities that may be resold.

We will bear all costs, fees and expenses incurred in connection with the registration of the Class A common stock offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of the Class A common stock, which will be borne by the selling security holders.

None of the selling security holders is a broker-dealer registered under Section 15 of the Exchange Act, nor an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships and Related Party Transactions” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A common stock in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Security Holder	Common Stock Beneficially Owned Prior to Offering	Number of Shares Available Pursuant to this Prospectus(1)	Common Stock Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering(2)
Bernhard Capital Partners(3)	16,883,244	16,883,244	—	—
GSO Entity(4)	2,200,000	1,200,000	1,000,000	2.77%
Engineering & Testing Services Group(5)	1,984,980	1,984,980	—	—
MIHI LLC(6)	1,784,625	1,784,625	—	—
SCST, Inc.(7)	89,923	89,923	—	—
Gary Cappa(8)(9)	1,565,750	1,565,750	—	—
L. Joe Boyer(8)(10)	668,748	668,748	—	—
Stephen & Heather Kadenacy Family Trust(11)	516,120	516,120	—	—
Edwin H. Gratton Jr.(8)(10)(15)	278,844	278,844	—	—
The Esters Family Trust(14)	229,240	229,240	—	—
Duncan Murdoch & Wai Ling Chan JT Ten(14)	229,240	229,240	—	—
Paul Grillo(8)	179,622	179,622	—	—
Notch Partners LLC(13)	69,125	69,125	—	—
John Kirschbaum(10)(12)	104,508	104,508	—	—
Rajneesh & Mary Vig Family Living Trust(14)	61,079	61,079	—	—
William Ulmer(10)(12)	58,395	58,395	—	—
Gadbois Family Trust(14)	53,079	53,079	—	—
Neal W. Clements, III(12)	43,472	43,472	—	—
David H. Lee(14)	39,927	39,927	—	—
Dennis Turner(8)	26,957	26,957	—	—
Alan P. Krusi	25,000	25,000	—	—
Joe Reece(14)	128,658	128,658	—	—
Richard A. Gadbois	25,000	25,000	—	—
Ernesto De La Garza(8)	16,733	16,733	—	—
Martin Lowenthal(8)	15,544	15,544	—	—
David Bronte(14)	15,270	15,270	—	—
Jay Dorst(8)	5,992	5,992	—	—
Alan Agadoni(8)	9,528	9,528	—	—
Kevin Sommers(8)	9,528	9,528	—	—
Daniel H. Sheehan III(14)	9,387	9,387	—	—
Vineet Sharma(8)	6,972	6,972	—	—
Randy Morton(8)	6,623	6,623	—	—
Richard A. Gadbois IV(14)	4,000	4,000	—	—
Charlotte Elizabeth Gadbois(14)	4,000	4,000	—	—
Andrew Pankopp (17)	12,468	12,468	—	—
Dana Butterworth(17)	18,702	18,702	—	—
Mike Thurman(17)	62,338	62,338	—	—
Anthony Kamburis(17)	62,338	62,338	—	—
Sammy Powell(17)	105,975	105,975	—	—
Estate of J Ellen Long(17)	155,846	155,846	—	—
Joe Severin(17)	205,717	205,717	—	—
Patrick Lowry(17)	295,900	295,900	—	—
Mazen Wahbeh(17)	295,900	295,900	—	—
Eric West(17)	66,364	66,364	—	—
Christopher O'Malley (17)	617,045	617,045	—	—

*	Represents less than 1%.

(1)	Represents the number of shares being registered on behalf of the selling security holder pursuant to this Registration Statement, which may be less than the total number of shares held by the selling security holder.
(2)	Assumes the redemption of all outstanding Holdings Units in exchange for Class A common stock, and the subsequent cancellation of Class B common stock, in accordance with Holdings LLC Agreement and our Charter.

(3)	Reflects the Distribution and the AS&M Transfers. Comprised solely of shares of Class A common stock issuable upon the redemption of Holdings Units (and an equal number of shares of Class B common stock) in exchange for Class A common stock in accordance with the Holdings LLC Agreement and our Charter. 7,911,905 shares are held by Arrow Environmental SPV, LLC (“Arrow Environmental”) and 8,971,339 shares are held by AS&M SPV, LLC (formerly known as “Atlas Technical Consultants SPV, LLC”). Collectively, BCP beneficially owns 16,883,244 Holdings Units and shares of Class B common stock representing 47.85% of the outstanding voting securities of the Company, respectively. The general partner of AS&M Holdings LP (formerly known as “Atlas Technical Consultants Holdings LP”) is AS&M Holdings GP LLC (formerly known as “Atlas Technical Consultants Holdings GP LLC”). AS&M SPV, LLC is the sole member of AS&M Holdings GP LLC. Each of AS&M SPV, LLC and Arrow Environmental is controlled by BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (collectively, the “BCP Energy Services Funds”). The general partner of all three BCP Energy Services Funds is BCP Energy Services Fund GP, LP. The general partner of BCP Energy Services Fund GP, LP is BCP Energy Services Fund UGP, LLC. BCP Energy Services Fund UGP, LLC is managed by J.M. Bernhard, Jr. and Jeff Jenkins. Each of the BCP entities and Messrs. Bernhard and Jenkins may be deemed to beneficially own such shares directly or indirectly controlled, but each disclaims beneficial ownership of such shares in excess of its or their pecuniary interest therein. The principal business address of each of the BCP entities and Messrs. Bernhard and Jenkins is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802.

(4)	Comprised of 2,200,000 shares of Class A common stock. GSO Capital Opportunities Fund III LP (the “GSO Entity”) directly holds the reported shares shown above. GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Entity. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Class C common stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the GSO Entity (other than the GSO Entity to the extent of its direct holdings). The principal business address of this stockholder is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, New York 10154.

(5)	Reflects the AS&M Distribution. Comprised solely of shares of Class A common stock issuable upon the redemption of Holdings Units in exchange for Class A common stock in accordance with Holdings LLC Agreement and our Charter. 1,336,983 Holdings Units (along with an equal number of shares of Class B common stock) are held directly by Engineering & Testing Services Holdings Corporation (“ETSHC”), 512,085 Holdings Units (along with an equal number of shares of Class B common stock) are held directly by Engineering Services Holdings Corporation (“ESHC”) and 135,912 Holdings Units (along with an equal number of shares of Class B common stock) are held directly by CEL Consulting Holdings Corporation (“CELCHC,” and together with ETSHC and ESHC, the “Engineering & Testing Services Group”). The Engineering & Testing Services Group beneficially owns 1,984,980 Holdings Units and an equal number of shares of Class B common stock representing 5.63% of the outstanding voting securities of the Company. The Engineering & Testing Services Group entities are managed by Gary Cappa. Each of the Engineering & Testing Services Group entities may be deemed to beneficially own such shares directly or indirectly controlled thereby, but each disclaims beneficial ownership of such shares in excess of its pecuniary interest therein. Mr. Cappa may be deemed to beneficially own such shares directly or indirectly controlled thereby, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein. The principal business address of Mr. Cappa, ETSHC and CELCHC is 2001 Crow Canyon Road, Suite 200, San Ramon, California 94583 and the principal business address of ESHC is 2791 S. Victory View Way, Boise, Idaho 83709.

(6)	Comprised of 1,784,625 shares of Class A common stock held by MIHI LLC (“MIHI”). This includes 1,584,625 shares of Class A common stock held by MIHI that were distributed to MIHI Boxwood Sponsor, LLC (“MIHI Boxwood Sponsor”) following the dissolution of Boxwood Sponsor LLC and then further distributed to MIHI following the dissolution of MIHI Boxwood Sponsor. MIHI is a member managed LLC indirectly controlled by Macquarie Group Limited (“Macquarie”), a publicly listed company in Australia. Shemara Wikramanayake is the chief executive officer of Macquarie and in such position has voting and dispositive power with respect to securities held by MIHI. By virtue of the relationships described in this footnote, Macquarie and Ms. Wikramanayake may be deemed to share beneficial ownership of all shares held by MIHI. Each of Macquarie and Ms. Wikramanayake expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. The principal business address of MIHI is 125 West 55th Street, L-22, New York, NY 10019-5369. The principal business address of Macquarie Group Limited is 50 Martin Place, Sydney, NSW, C3, 2000.

(7)	SCST, Inc. (“SCST”) beneficially owns 89,923 Holdings Units and shares of Class B common stock representing 0.25% of the outstanding voting securities of the Company, respectively. SCST is wholly owned by John Kirschbaum. The principal business address of SCST and John Kirschbaum is 6280 Riverdale Street, San Diego, California 92120.

(8)	Includes shares received in the Distribution. Comprised of shares of Class A common stock held directly or issuable upon the redemption of Holdings Units (and an equal number of shares of Class B common stock) in exchange for Class A common stock in accordance with the Holdings LLC Agreement and our Charter.

(9)	Includes the beneficial ownership of the 1,984,980 shares of Class A common stock separately included in this Registration Statement as a result of Mr. Cappa’s ownership in the Engineering & Testing Services Group.

(10)	Includes shares received in the AS&M Distribution. Comprised of shares of Class A common stock held directly or issuable upon the redemption of Holdings Units (and an equal number of shares of Class B common stock) in exchange for Class A common stock in accordance with the Holdings LLC Agreement and our Charter.

(11)	Represents shares of Class A common stock distributed to the Stephen & Heather Kadenacy Family Trust in connection with the dissolution of Boxwood Sponsor and further distribution by Boxwood Management LLC (“Boxwood Management”). Stephen M. Kadenacy may be deemed to beneficially own such shares not directly held or indirectly controlled, but he disclaims beneficial ownership of such shares in excess of his pecuniary interest therein. The principal business address of Stephen M. Kadenacy and the Stephen & Heather Kadenacy Family Trust is 8801 Calera Dr., Austin, TX 78735.

(12)	Includes shares distributed from SCST to the principals in December 2020. Comprised of shares of Class A common stock held directly or issuable upon the redemption of Holdings Units (and an equal number of shares of Class B common stock) in exchange for Class A common stock in accordance with the Holdings LLC Agreement and our Charter.

(13)	Represents shares of Class A common stock distributed by MIHI Boxwood Sponsor to Notch Partners LLC in February 2021. The principal business address of Notch Partners LLC is 252 West 37 Street, Suite 1600, New York, NY 10018.

(14)	Includes shares of Class A common stock distributed in connection with the dissolution of Boxwood Sponsor and further distributed by Boxwood Management. Comprised of shares of Class A common stock held directly or issuable upon the redemption of Holdings Units (and an equal number of shares of Class B common stock) in exchange for Class A common stock in accordance with the Holdings LLC Agreement and our Charter.

(15)	Comprised solely of shares of Class A common stock issuable upon the redemption of Holdings Units in exchange for Class A common stock in accordance with the Holdings LLC Agreement and our Charter. 124,970 Holdings Units (along with an equal number of shares of Class B common stock) are held directly by Edwin H. Gratton Jr., 62,048 Holdings Units (along with an equal number of shares of Class B common stock) are held directly by Edwin H. Gratton Jr., and 91,826 Holdings Units (along with an equal number of shares of Class B common stock) are held jointly by Edwin H. Gratton Jr., and Karen Gaskins Gratton. The principal business address of Edwin H. Gratton Jr., and Karen Gaskins Gratton is 5931 Yoshino Cherry Ln., Braselton, GA 30517.

(16)	Gary Cappa is the Chief Operating Officer of the Company. Dan Esters was the Chief Financial Officer of Boxwood Merger Corporation, the predecessor to the Company. John Kirschbaum is the Chief Operating Officer of SCST, Inc. which was acquired by Bernhard Capital Partners and which subsequently merged with the Company. Martin Lowenthal is the General Manager to the Southern California Region for the Company. Alan Agadoni is the Senior Vice President of National Programs for the Company. Kevin Sommers is the Senior Vice President of ATC Group Services, LLC. Randy Morton is the Branch Manager of the Indianapolis Office of the Company.

(17)	Includes shares issuable in connection with earn-out payments.

Each time a selling security holder sells any securities offered by this prospectus, such selling security holder is required to provide you with this prospectus and, to the extent not described in this prospectus, a related prospectus supplement containing specific information about such selling security holder and the terms of securities being offered in the manner required by the Securities Act. The prospectus supplement, if required, will set forth the following information with respect to the applicable selling security holder:

●	the name of the applicable selling security holder;

●	the nature of any position, office or other material relationship that such selling security holder has had within the last three years with us, our predecessors or any of our affiliates;

●	the number of shares of common stock owned by such selling security holder prior to the offering;

●	the amount of common stock to be offered for such selling unitholder’s account; and

●	the amount and (if one percent or more) the percentage of common stock to be beneficially owned by such selling security holder after the completion of the offering.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the applicable selling security holder offers or sells common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

Material Relationships with the Selling Security Holders

Agreements Related to the Business Combination

Purchase Agreement

The Company is party to the Purchase Agreement pursuant to which, at the consummation of the Business Combination, Buyer acquired from the Seller all of the equity interests in Atlas Intermediate. Pursuant to the Purchase Agreement, at the closing of the Business Combination (the “Closing”), the Company contributed cash and shares of newly-created, voting, non-economic Class B common stock to Holdings in exchange for Holdings Units. The Seller transferred to the Buyer (i) a number of equity interests in Atlas Intermediate (“Atlas Intermediate Units”) in exchange for a corresponding number of Holdings Units, and an equal number of shares of Class B common stock, and (ii) the remainder of the Atlas Intermediate Units, in exchange for cash.

Director Nomination Agreement

In connection with the consummation of the Business Combination, the Company entered into a nomination agreement with Seller (the “Nomination Agreement”). Under the Nomination Agreement, the Seller has the right to designate a certain number of individuals for nomination by the Company’s Board of Directors (the “Board”) to be elected by the Company’s stockholders based on the percentage of the voting power of the outstanding Class A common stock and Class B common stock beneficially owned by the Seller and its affiliates, in the aggregate, as follows: (i) for so long as the Seller beneficially owns at least 50% of the aggregate voting power of the Company, the Seller will have the right to nominate at least a majority of all directors of the Board; (ii) for so long as the Seller beneficially owns less than 50% and equal to or greater than 35% of the aggregate voting power of the Company, the Seller will have the right to designate three directors; (iii) for so long as the Seller beneficially owns less than 35% and equal to or greater than 15% of the aggregate voting power of the Company, the Seller will have the right to designate two directors; and (iv) for so long as the Seller beneficially owns less than 15% and equal to or greater than 5% of the aggregate voting power of the Company, the Seller will have the right to designate one director. In accordance with the terms of the Nomination Agreement, the size of the Board will be fixed based on the number of individuals the Seller is entitled to designate for nomination to be elected as directors.

Registration Rights Agreement with the Continuing Members

In connection with the consummation of the Business Combination, the Company entered into a registration rights agreement (the “Continuing Members RRA”) with the Seller and its limited partners (the “Continuing Members”). Under the Continuing Members RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that the Continuing Members hold as of the date of the Continuing Members RRA and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “Continuing Member Registrable Securities”).

The Company was required to, within 30 days of the Closing Date, file a registration statement registering the resale of the Continuing Member Registrable Securities. Additionally, Atlas Technical Consultants SPV, LLC and Arrow Environmental SPV LLC (together, “BCP”) may demand an unlimited number of underwritten offerings for all or part of the Continuing Member Registrable Securities held by BCP and the other Continuing Members under the Continuing Members RRA.

GSO Registration Rights Agreement

In connection with the consummation of the Business Combination, the Company entered into a registration rights agreement (the “GSO RRA”) with the GSO Entity and the other holders party thereto (together, “GSO”). Under the GSO RRA, the Company will have certain obligations to register for resale under the Securities Act all or any portion of the shares of the Class A common stock that GSO held of the date of the GSO RRA and that it may acquire thereafter, including upon the exchange or redemption of any other security therefor (collectively, the “GSO Registrable Securities”).

The Company was required to, within 30 days of the Closing Date, file a registration statement registering the resale of the GSO Registrable Securities. Additionally, GSO may demand up to two underwritten offerings for all or part of the GSO Registrable Securities held by GSO under the GSO RRA.

Holders of the GSO Registrable Securities have certain “piggy-back” registration rights with respect to registration statements and rights to require the Company to register for resale the GSO Registrable Securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the preparation and filing of any such registration statements.

The GSO RRA does not contemplate the payment of penalties or liquidated damages to GSO as a result of a failure to register, or delays with respect to the registration of, the GSO Registrable Securities.

Boxwood Registration Rights Agreement

Pursuant to a registration rights agreement entered into on November 15, 2018, the holders of shares of Class F common stock (subsequently converted into Class A common stock in connection with the Business Combination), private placement units, private placement shares, private placement warrants and any warrants that may have been issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of these securities are entitled to make up to three demands (or one demand in the case of private placement securities to be acquired by an affiliate of Macquarie Capital), excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. In the case of the private placement securities acquired by an affiliate of Macquarie Capital, the demand registration right provided will not be exercisable for longer than five years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(iv), and the piggy-back registration right provided will not be exercisable for longer than seven years from the effective date of the registration statement of the IPO in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear the expenses incurred in connection with the preparation and filing of any such registration statements. The registration rights agreement does not contemplate the payment of penalties or liquidated damages to the stockholders party thereto as a result of a failure to register, or delays with respect to the registration of, the Company’s securities.

Upon closing of the Boxwood initial public offering, the “Sponsor purchased an aggregate of 3,750,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”). Each Private Placement Warrant was exercisable for one share of Class A common stock at a price of $11.50. The Private Placement Warrants were identical to the Public Warrants discussed above, except (i) they would not be redeemable by the Company so long as they were held by the Sponsor and (ii) they were exercisable by the holders on a cashless basis.

In connection with the October 2020 offer to the warrant holders to exchange their warrants for the Company’s Class A common stock, the Sponsor opted to fully exchange their Private Placement Warrants for Class A common stock. As of December 31, 2020, there were no remaining Private Placement Warrants issued or outstanding.

Amended and Restated Limited Liability Company Agreement of Holdings

The Company operates its business through Holdings. In connection with the consummation of the Business Combination, the Company and other member parties thereto entered into the LLC Agreement. The LLC Agreement sets forth, among other things, the rights and obligations of the holders of Holdings Units.

Managing Member. Under the LLC Agreement, the Company is the sole managing member of Holdings. As the sole managing member, the Company is able to control all of the day-to-day business affairs and decision-making of Holdings without the approval of any other member, unless otherwise stated in the LLC Agreement. As such, the Company, through its officers and directors, is responsible for all operational and administrative decisions of Holdings and the day-to-day management of Holdings’ business. Pursuant to the terms of the LLC Agreement, the Company may not resign or cease to be the managing member of Holdings unless proper provision is made, in compliance with the LLC Agreement, so that the obligations of the Company, its successor (if applicable) and any new managing member and the rights of all members under the LLC Agreement and applicable law remain in full force and effect.

Compensation; Reimbursement. The Company is not entitled to compensation for its services as managing member. The Company, as managing member, and other members of Holdings are entitled to reimbursement by Holdings for all costs, fees, operating expenses and other expenses of Holdings (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to Holdings) incurred in pursuing and conducting, or otherwise related to, the activities of Holdings.

Distributions. Distributions to Holdings’ equity holders may be declared by the managing member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the managing member shall determine (in its sole discretion in accordance with the fiduciary duties as provided in the LLC Agreement) using such record date as the managing member may designate. Any distribution made to Holdings’ equity holders as of the close of business on the applicable record date shall be made on a pro rata basis (subject to certain exceptions) in accordance with the number of Holdings Units owned by each member as of the close of business on such record date.

Common Unit Redemption Right. The LLC Agreement provides that BCP, and following the date that was six months from the Closing Date, each of the other members of Holdings (other than the Company and its subsidiaries) has a right to cause Holdings to redeem from time to time, all or a portion of such member’s Holdings Units (together with an equal number of shares of Class B common stock) for either (x) the delivery by Holdings of a number of shares of Class A common stock equal to the number of Holdings Units surrendered or (y) at Holdings’ election made in accordance with the LLC Agreement, the delivery by Holdings of cash equal to the Cash Election Amount (as defined in the LLC Agreement) calculated with respect to such redemption.

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A common stock are converted or changed into another security, securities or other property, or (ii) the Company, by dividend or otherwise, distributes to all holders of the shares of Class A common stock evidences of its indebtedness or assets, including securities (including shares of Class A common stock and any rights, options or warrants to all holders of the shares of Class A common stock to subscribe for, to purchase or to otherwise acquire shares of Class A common stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A common stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by the Company from Holdings in respect of the Holdings Units, then upon any subsequent redemption, in addition to the shares of Class A common stock or the Cash Election Amount, as applicable, each member of Holdings shall be entitled to receive the amount of such security, securities or other property that such member would have received if such redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction.

Voting Agreement

In connection with the consummation of the Business Combination, the Company and Sponsor entered into a voting agreement (the “Voting Agreement”) pursuant to which the Sponsor agreed to vote its shares of Class A common stock in favor of each individual nominated for election to the Board who has been recommended by the Board for such appointment or nomination pursuant to the Nomination Agreement at every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board, subject to the terms and conditions set forth therein.

Restrictive Covenant Agreement

In connection with the consummation of the Business Combination, Holdings and BCP entered into a restrictive covenant agreement (the “Restrictive Covenant Agreement”) pursuant to which the BCP parties covenanted not to (i) for a period of two years, induce or attempt to induce any of the executives named therein or any other executive officer of Atlas Intermediate to leave the employ of Atlas Intermediate, (ii) for a period of two years, hire any executive who was employed by Atlas Intermediate at any time during the 12 month period prior to the Closing, (iii) for a period of two years, induce or attempt to induce any person that is a customer, supplier or material business relation of Atlas Intermediate to cease doing business with Atlas Intermediate, (iv) make certain types of disparaging or false statements and (v) disclose certain confidential information, subject to the terms and conditions therein.

Support Letter

Instead of purchasing Class A common stock directly from the Company, as had previously been contemplated by the Commitment Letter, in connection with the consummation of the Business Combination, GSO Entity purchased 1,000,000 shares of Class A common stock from an intermediary who had purchased shares from an existing stockholder (the “Market Purchase”). To induce GSO Entity to make the Market Purchase, the Company entered into a support agreement (the “Support Agreement”) with GSO Entity pursuant to which the Company agreed, among other things, (i) to sell to GSO Entity 1,000,000 shares of Class A common stock if the Market Purchase was not consummated in satisfaction of GSO Entity’s obligations under the Commitment Letter and (ii) to provide certain indemnification rights in connection with the Market Purchase.

GSO Entity

GSO Entity, along with Blackstone Alternative Credit Advisors LP and Blackstone Holdings Finance Co. L.L.C., are all subsidiaries of The Blackstone Group Inc. We are the sole managing member of Holdings. Holdings is the sole managing member of Atlas Intermediate. On February 25, 2021, Atlas Intermediate, as the borrower, entered into two new credit facilities consisting of (i) a $432.0 million senior secured term loan at closing and, subject to the satisfaction of certain terms and conditions, a committed delayed draw term loan facility in an aggregate principal amount of up to $75.0 million and an uncommitted incremental term loan facility that may be incurred after closing (the “Term Loan”) pursuant to a Credit Agreement dated February 25, 2021, by and among Holdings, Atlas Intermediate, Wilmington Trust, National Association, as administrative agent and collateral agent, and certain lenders thereto, including certain Blackstone entities, which may include, Blackstone Alternative Credit Advisors LP, and its managed funds and accounts, and its affiliates, Blackstone Holdings Finance Co. L.L.C. and its affiliates, and/or certain other of their respective funds, accounts, clients managed, advised or sub-advised, or any of their respective affiliates (the “Term Loan Agreement”) and (ii) a $40.0 million senior secured revolver which aggregate principal amount may be increased, subject to the satisfaction of certain terms and conditions, including obtaining commitments therefor, by up to $20,000,000 (the “Revolver”) pursuant to that certain Credit Agreement dated February 25, 2021, by and among Holdings, Intermediate, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, issuing bank, lender, sole bookrunner and sole lead arranger (the “ABL Revolver Agreement,” and together with the Term Loan Agreement, collectively the “Credit Agreements”). As of February 2020, we have provided services to certain portfolio companies of The Blackstone Group Inc. The current revenue potential associated with the Master Services Agreement for such services is estimated to be approximately $200,000. Furthermore, two employees of The Blackstone Group Inc., hold Board Observer positions with respect to our Board of Directors.

PLAN OF DISTRIBUTION

We and the selling security holders may offer and sell all or a portion of the securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

●	on the NASDAQ, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

●	in privately negotiated transactions;

●	in underwritten transactions;

●	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

●	through the distribution of the securities by any selling security holder to its partners, members or stockholders;

●	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;

●	“at the market” or through market makers or into an existing market for the securities; and

●	through a combination of any of these methods or any other method permitted by applicable law.

We and the selling security holders, or agents designated by us or the selling security holders, may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by us and by the selling security holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NASDAQ or any other exchange or market.

The selling security holders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. We and the selling security holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us and with the selling security holders. We and the selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling security holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling security holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. We may sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the offered securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.

We and the selling security holders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a selling security holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

●	the name of the selling security holder;

●	the number of securities being offered;

●	the terms of the offering;

●	the names of the participating underwriters, broker-dealers or agents;

●	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

●	the public offering price;

●	the estimated net proceeds to us from the sale of the securities;

●	any delayed delivery arrangements; and

●	other material terms of the offering.

In addition, upon being notified by a selling security holder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling security holder.

We and the selling security holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling security holders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling security holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Resale of Class A Common Stock by Selling Security Holders

We are also registering the resale by the selling security holders of shares of Class A common stock. The selling security holders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock on the NASDAQ or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling security holders may use any one or more of the following methods, when and if permitted, when disposing of their shares of Class A common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in underwriting transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price;

●	distribution to members, limited partners or stockholders of selling security holders;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders who are not subject to our insider trading policy may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling security holders who are not subject to our insider trading policy may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling security holders who are not subject to our insider trading policy may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the shares of Class A common stock offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of the shares of Class A common stock being offered by the selling security holders named herein.

The selling security holders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling security holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling security holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our shares of Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our shares of Class A common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling security holder wants to sell its shares of Class A common stock under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12 of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder in which states our securities are exempt from registration for secondary sales.

Any person who purchases securities from a selling security holder offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling security holders (and each selling security holder’s officers and directors and each person who controls such selling security holder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such selling security holder expressly for use herein.

We are required to pay all fees and expenses incident to the registration of the shares of Class A common stock covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the shares of Class A common stock offered hereby will be paid by the selling security holders.

DESCRIPTION OF CAPITAL STOCK

General

The following summary of certain material provisions of our capital stock, including preferred securities, does not purport to be complete. You should refer to our certificate of incorporation, as amended (our “A&R Charter”) and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Our A&R Charter authorizes the issuance of 501,000,000 shares of capital stock, consisting of (x) 500,000,000 authorized shares of common stock, including (1) 400,000,000 authorized shares of Class A common stock, (2) 100,000,000 authorized shares of Class B common stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of June 3, 2021, there were 31,889,803 shares of Class A common Stock outstanding; (b) 4,234,323 shares of Class B common stock outstanding; and (c) no shares of preferred stock outstanding.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in our A&R Charter or our bylaws, or as required by the applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our outstanding shares of common stock that are voted is required to approve any such matter voted on by our stockholders. The Board is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Class B common stock

The Class B common stock is a voting, non-economic class of common stock, with a par value of $0.0001 per share. Holders of the Class B common stock vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. The holders of Class B common stock generally have the right to cause Holdings to redeem all or a portion of their common units of Holdings Units in exchange for shares of Class A common stock or, at Holdings’ option, an equivalent amount of cash. Upon the future exchange of Holdings Units held by any holder of Class B common stock, a corresponding number of shares of Class B common stock held by such holder of Class B common stock will be cancelled. Our A&R Charter provides that Class B common stock is not be entitled to receive dividends, if declared by the Board, or to receive any portion of any assets in respect of their shares upon liquidation, dissolution, distribution of assets or winding-up of the Company.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock will possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions. Holders of Class B common stock are not entitled to share in any such dividends or other distributions. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, under the terms of our debt agreements, our ability to declare dividends is restricted.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of Class A common stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of any then-outstanding preferred stock have been satisfied and after payment or provision for payment of the debts and other liabilities of the Company. Holders of Class B common stock are not entitled to receive any portion of any such assets in respect of their shares of Class B common stock.

Preemptive or Other Rights

The Company’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

The Board is classified into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I held office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Preferred Stock

Our A&R Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Certain Anti-Takeover Provisions of Delaware Law

Our A&R Charter, bylaws, the Nomination Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of the Board or taking other corporate actions, including effecting changes in our management. For instance, the Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection

Our A&R Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders;

●	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our A&R Charter or our bylaws; or

●	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our A&R Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

The choice of forum provisions summarized above are not intended to, and would not, apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable

Transfer Agent

The transfer agent for our Class A common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

DESCRIPTION OF DEBT SECURITIES

The “Debt Securities” will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described in the prospectus supplement applicable to any Subordinated Debt Securities.

We conduct a substantial amount of our operations through subsidiaries and expect that we will continue to do so. The Debt Securities will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Our rights and the rights of our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may our self be a creditor with recognized claims against such subsidiary.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1)	the title of the Debt Securities;

(2)	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3)	any limit on the aggregate principal amount of the Debt Securities;

(4)	each date on which the principal of the Debt Securities will be payable;

(5)	the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(6)	each place where payments on the Debt Securities will be payable;

(7)	any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8)	any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(9)	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the maturity of the Debt Securities;

(10)	whether the Debt Securities are defeasible;

(11)	any addition to or change in the events of default;

(12)	whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(13)	any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(14)	any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Original Issue Discount Securities may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more global securities (each a “Global Security”) that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below, and any such other matters as may be provided for pursuant to the applicable Indenture.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

LEGAL MATTERS

Winston & Strawn LLP, Houston, Texas, will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements of Atlas Technical Consultants, Inc. (formerly known as Boxwood Merger Corp. (the “Company”)) included in its Annual Report on Form 10-K for the year ended December 31, 2020, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, including the securities, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.oneatlas.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing and prior to effectiveness of the registration statement that contains this prospectus, after the date on which the registration statement that contains this prospectus was initially filed with the SEC and until all offerings under this shelf registration statement are terminated, and prior to the time that all the securities offered by this prospectus have been sold by the selling security holders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

●	our Proxy Statement on Form DEF 14A filed on April 27, 2021;

●	our Quarterly Report on Form 10-Q filed on May 17, 2021;

●	our Current Reports on Form 8-K filed on January 7, 2021, February 26, 2021, March 4, 2021, April 20, 2021, and April 21, 2021; and

●	the description of our Class A common stock set forth in our registration statement on Form 8-A12B filed on November 14, 2018 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

13215 Bee Cave Parkway Building B, Suite 230
Austin, Texas 78738
(512) 851-1501

Atlas Technical Consultants, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

29,678,938 Shares of Class A Common Stock

Prospectus

                   , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale or resale of the securities being registered hereby.

SEC registration fee		$61,176.57
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total	$	*

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “Blue Sky” laws. The selling security holders, however, will bear all commissions and discounts, if any, attributable to their sale of the securities.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Our Charter contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the Company or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Our Charter and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered into, and expect to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by the Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damages.

Item 16. Exhibits.

Exhibit Number	Description
2.1	Unit Purchase Agreement, dated August 12, 2019, by and among the Company, Atlas TC Holdings LLC, Atlas TC Buyer LLC, Atlas Intermediate Holdings LLC and Atlas Technical Consultants Holdings LP (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2019).
2.2	Amendment No. 1 to Unit Purchase Agreement, dated as of January 23, 2020, by and among the Company, Atlas TC Holdings LLC, Atlas TC Buyer LLC, Atlas Intermediate Holdings LLC and Atlas Technical Consultants LP (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2020).
4.1	Specimen Class A common stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-228018), filed with the SEC on November 15, 2018).
4.2**	Form of Certificate of Designations for Preferred Stock
4.3**	Form of Indenture for Senior Debt Securities
4.4**	Form of Indenture for Subordinated Debt Securities
4.5**	Form of Senior Note
4.6**	Form of Subordinated Note
4.7**	Nomination Agreement dated as of February 14, 2020, by and among Atlas Technical Consultants, Inc., BCP Energy Services Fund, LP, BCP Energy Services Fund-A, LP and BCP Energy Services Executive Fund, LP (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2020).
4.8	Registration Rights Agreement dated as of February 14, 2020, by and among Atlas Technical Consultants, Inc. and Atlas Technical Consultants Holdings LP and its limited partners (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2020).
4.9	Registration Rights Agreement, dated November 15, 2018, among the Company, Boxwood Sponsor, LLC and initial stockholders party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2018).
4.10	Registration Rights Agreement dated as of February 14, 2020, by and among Boxwood Merger Corp. and GSO Capital Opportunities Fund III LP (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2020).
5.1*	Opinion of Winston & Strawn LLP
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm of Atlas Technical Consultants, Inc.
23.2*	Consent of Winston & Strawn LLP (contained in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of the Registration Statement).*
25.1***	Statement of Eligibility and Qualification of the Trustee under the Senior Indenture under the Trust Indenture Act of 1939, as amended, on Form T-1
25.2***	Statement of Eligibility and Qualification of the Trustee under the Subordinated Indenture under the Trust Indenture Act of 1939, as amended, on Form T-1

*	Filed herewith

**	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act or in a post-effective amendment to this registration statement

***	To be filed separately in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939, if applicable

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas on June 7, 2021.

Atlas Technical Consultants, Inc.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Joe Boyer and Laura Strunk, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ L. Joe Boyer	Chief Executive Officer and Director	June 7, 2021
L. Joe Boyer	(Principal Executive Officer)

/s/ David D. Quinn	Chief Financial Officer	June 7, 2021
David D. Quinn	(Principal Financial Officer)

/s/ Walter Powell	Chief Accounting Officer	June 7, 2021
Walter Powell	(Principal Accounting Officer)

/s/ Brian Ferraioli	Chairman and Director	June 7, 2021
Brian Ferraioli

/s/ Thomas H. Henley	Director	June 7, 2021
Thomas H. Henley

/s/ R. Foster Duncan	Director	June 7, 2021
R. Foster Duncan

/s/ Leonard Lemoine	Director	June 7, 2021
Leonard Lemoine

/s/ Daniel G. Weiss	Director	June 7, 2021
Daniel G. Weiss

/s/ Raquel G. Richmond	Director	June 7, 2021
Raquel G. Richmond

/s/ Collis Temple, III	Director	June 7, 2021
Collis Temple, III